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                                                                     Exhibit 21


                Subsidiaries of Integra LifeSciences Corporation


Name of Subsidiary                                        State of Incorporation
------------------                                        ----------------------

1.   ABS LifeSciences, Inc.                               Delaware
2.   Advanced Reproductive Health Corporation             Delaware
3.   Applied Regenerative Technologies, Inc.              Delaware
4.   Colla-Tec, Inc.                                      Delaware
5.   Camino NeuroCare, Inc                                Delaware
6.   Heyer-Schulte NeuroCare, Inc.                        Delaware
7.   Integra (Artifical Skin) Corporation                 Delaware
8.   Integra LifeSciences Surgical Products Corporation   Delaware
9.   Integra LifeSciences I, Ltd.                         Delaware
10.  Integra NeuroCare LLC                                Delaware
11.  Intellectual Properties and Asset Corporation        Delaware
12.  LifeSciences Corporate Holdings Corporation          Delaware
13.  LifeSciences Services Corporation                    Delaware
14.  Medicol Sciences, spol. s.r.o.                       Czech Republic
15.  Medicus Technologies, Inc.                           Delaware
16.  NeuroCare Holding Corporation                        Delaware
17.  Redmond NeuroCare LLC                                Delaware
18.  Telios Pharmaceuticals, Inc.                         Delaware
19.  Vitaphore Corporation                                Delaware